                                                                   Exhibit 10.43



{Logo} Pennsylvania Department of Community and Economic Development The Pennsylvania Industrial Development Authority



                                November 21, 1997



Johnstown Industrial
Development Corporation
111 Market Street
Johnstown, PA 15901


         Re:      Bar Technologies (formerly BRW)
                  #7619 & #7935 (PIDA and Sunny Day Loans)


Ladies & Gentlemen:

         The Board of The Pennsylvania Industrial Development Authority, at its meeting held November 5, 1997, agreed to the following:

         1) deferring payments of principal on the PIDA loans, but not interest, for the fourth quarter of 1997 through the end of 1999;

         2) releasing the mortgages on the "manganese shed" property provided that 50% of the net proceeds of the sale (equal to the gross sales price less customary closing costs) be paid to PIDA as a prepayment on the PIDA loan;

         3) waiving the requirements in Section D.1.2(b)(iii) of the Master Agreement that Bar Technologies have installed a rod block or comparable facility at the Johnstown facility by June 30, 1997; and

         4) modifying the covenant as to creation of jobs so that Bar Technologies would be required to employ 440 full-time equivalent employees in Cambria County by September 2002, consistent with Bar's projections.

         This action was taken subject to the following conditions:

         1) continuing compliance by Bar Technologies with all existing requirements of the loan documents.

         2) Bar Technologies must bring the Sunny Day loan (which is now more than six months delinquent) current before the Commonwealth will enter into any agreement. There shall be no deferral of principal or interest on the Sunny Day loan.

         3) Beginning January 1, 2002, all loans granted principal or principal and interest deferrals would be required to be amortized over the original maturity schedule, with no deferral of final maturities. (All loans include -

                           a) Three Economic Development Set-Aside Loans with a current aggregate outstanding balance of approximately $10,300,000;

Johnstown Industrial
Development Corporation
Page Two

                           b) CDBG Small Community Program loans funded through the former Department of Community Affairs (now part of DCED), with a current aggregate outstanding balance of $690,000.

                           c) Enterprise Zone Competitive Program loan to be funded through DCED pursuant to the commitment of the former Department of Community Affairs, with an initial principal balance equal to $431,600; and

                           d) The PIDA and Sunny Day loans with current principal balances of approximately $3,586,186.15 and $6,950,000, respectively.)

         4) Johnstown Industrial Development Corporation shall have agreed to the deferral of principal payments for 1998 and 1999 on the outstanding Business Infrastructure Development program loan.

         5) Bar Technologies will close on the Enterprise Zone Competitive Program loan, funds for which have been in escrow since July 1996, within 30 days, and concurrently prepay the same amount on the Sunny Day loan.

         6) Failure to continue to employ 200 full-time equivalent employees in Cambria County, except arising from force majeure (as defined in the Master Agreement), would be treated as a shutdown within the meaning of the Master Agreement.

         7) beginning January 1, 2003, Bar Technologies would be required to make additional quarterly prepayments equal to 25% of net cash flow from operations in the second calendar quarter preceding the quarter in which payment is to be made, multiplied by a fraction of which the numerator is the number by which the average number of Cambria County full-time equivalent jobs over the course of the second preceding calendar quarter is less than 440, and the denominator is 190. Bar Technologies would get credit for prospective full-time equivalent jobs (as well as actual jobs) if it has entered into binding contracts for additional major capital facilities in Cambria County which in the opinion of a consultant which we would retain at the company's expense would be completed within a set time period and upon completion require such number of prospective full- time equivalent jobs. These prepayments will be applied pro rata to all outstanding Commonwealth loans in accordance with their respective outstanding principal balances.

         8) The Department's agreement to the foregoing terms and conditions shall further be subject to execution and delivery of definitive documentation to be prepared by the Department's legal office.

         If you have any questions, please contact John Whitlock, PIDA counsel, at 717-720-7327.

                                        Sincerely,

                                        THE PENNSYLVANIA INDUSTRIAL
                                        DEVELOPMENT AUTHORITY

                                        By
                                          --------------------------------
                                          Marguerite Harris, Administrator

cc:  John Whitlock
      Lynn Deardorff